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                                                                  EXECUTION COPY

                                AMENDMENT NO. 1

   AMENDMENT NO. 1, dated as of February 10, 2000 (this "Amendment"), to the Agreement and Plan of Merger, dated as of December 21, 1999 (the "Merger Agreement"), among AMERICA ONLINE, INC., a Delaware corporation ("Parent"), MQ ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and MAPQUEST.COM, INC., a Delaware corporation (the "Company").

   WHEREAS, the Parent, Merger Sub and the Company desire to amend the Merger Agreement on the terms provided herein;

   WHEREAS, Section 7.4 of the Merger Agreement provides in relevant part that the parties may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties hereto; and

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Amendment.

   NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Amendment to Section 4.1(d). Section 4.1(d) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

    "(d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (including any Intellectual Property), except for (i) the sale of goods or licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice (x) involving annual revenues or receipts of less than or equal to $500,000, or involving annual expenditures or liabilities of less than or equal to $250,000 and (y) having a term of less than or equal to eighteen months, or (ii) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;"

     2. Amendment to Section 4.1(h). Section 4.1(h) of the Merger Agreement is hereby amended by deleting such subsection in its entirety and inserting in lieu thereof the following:

    "(h) (i) other than in the ordinary course consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a Material Agreement as defined in Section 2.7(a) (excluding Section 2.7(a)(iii)); (ii) modify or amend in any material respect, transfer or terminate any Material Agreement or waive, release or assign any rights or claims thereto or thereunder; (iii) enter into or extend any lease with respect to Real Property with any third party;
    (iv) modify, amend or transfer in any way or terminate any standstill or confidentiality agreement with any third party, or waive, release or assign any rights or claims thereto or thereunder; (v) enter into, modify or amend any License Agreement or other Contract to provide exclusive rights or obligations; (vi) notwithstanding any limitation on dollar amounts or term in this Section 4.1(h) or Section 4.1(d), enter into, modify or amend any License Agreement or other Contract that provides for (1) the distribution or provision of any product or service of the Company or any of its Subsidiaries on or to any of the sites ranked as one of the top twenty Digital Media/Web Properties in the U.S. (Combined At Home and At Work) by Media Metrix in its then most recent ratings that are made publicly available, (2) the marketing or other distribution of any such site by the Company or any of its Subsidiaries or (3) the use or distribution of any component product of any such site by the Company or any of its Subsidiaries; (vii) enter into, modify or amend any License Agreement or other Contract
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    obligating the Company to provide, or contracting for the provision of, hosting services for a period of greater than one year; or (viii) enter into, modify or amend any License Agreement or other Contract that (x) involves annual revenues or receipts of greater than $500,000, (y) involves annual expenditures or liabilities of greater than $250,000 or
    (z) has a term of greater than eighteen months;"

     3. Effective Date; No Other Amendments. Each of the parties hereto agrees that the amendments to the Merger Agreement contained herein shall be effective upon execution of this Amendment by each party hereto. Except as expressly amended hereby, the provisions of the Merger Agreement are hereby ratified and confirmed by the parties and shall remain in full force and effect. All references in the Merger Agreement to "this Agreement" shall be read as references to the Merger Agreement, as amended by this Amendment.

     4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

     5. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          AMERICA ONLINE, INC.

                                                  /s/ David M. Colburn
                                          By: _________________________________

                                            Name:David M. Colburn

                                            Title: President--Business Affairs

                                          MQ ACQUISITION, INC.

                                                  /s/ David M. Colburn
                                          By: _________________________________

                                            Name:David M. Colburn

                                            Title: Senior Vice President

                                          MAPQUEST.COM, INC.

                                                  /s/ Michael J. Mulligan
                                          By: _________________________________
                                            Name: Michael J. Mulligan
                                            Title:Chairman and CEO

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